                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c)
            of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement

[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement


                                 REVCARE, INC.
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No Fee Required

[_]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                 REVCARE, INC.
                         5400 Orange Avenue, Suite 200
                          Cypress, California 90630

To Our Stockholders:

     On January 26, 2001 the holders of a majority of our outstanding voting securities executed written consents approving the following action:

          Election of four (4) directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

     Our board of directors had previously approved the above action and fixed the close of business on January 26, 2001 as the record date for the determination of stockholders entitled to vote with respect to the above action. The consenting stockholders, whose shares represent approximately 79% of our outstanding voting securities, have consented to the above action. Therefore, no annual meeting of stockholders will be held. Management is not soliciting proxies in connection with this Information Statement and stockholders are requested not to send proxies to us. This Information Statement is being mailed on or about February 2, 2001 to all stockholders of record as of the record date, and is accompanied by a copy of our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, which includes our audited financial statements.

     Your attention is directed to the enclosed Information Statement.

                              By Order of the Board of Directors


                              /s/ George L. McCabe, Jr.
                              ----------------------------
                              George L. McCabe, Jr.
                              Chairman of the Board

Cypress, California
January 26, 2001

                                 REVCARE, INC.
                         5400 Orange Avenue, Suite 200
                           Cypress, California 90630

           --------------------------------------------------------

                             INFORMATION STATEMENT

           --------------------------------------------------------


                                 INTRODUCTION

     This Information Statement is furnished by our board of directors in connection with our election of directors. This Information Statement and the enclosed materials are first being sent on or before the close of business on February 2, 2001 to stockholders of record as of September 30, 2000. On January 26, 2001, the holders of a majority of our outstanding voting securities on the record date executed written consents approving the above action. We will cause the election of directors to become effective 20 days after this Information Statement is first sent to the stockholders.

                     WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.

     The information included in this Information Statement should be reviewed in conjunction with the financial statements, notes to financial statements, auditor's report and other information included in our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000 that is being mailed with this Information Statement to all stockholders of record as of the record date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective May 30, 2000, we completed the sale of 15,000,000 shares of our common stock at $0.50 per share to FBR Financial Fund II, L.P., or FBR, which has become our principal stockholder, owning 69.7% of our outstanding common stock and 68.6% of our outstanding voting securities. The price of the transaction, which was negotiated on an arms-length basis, was based on our market valuation of $4,240,830 calculated on the basis of 6,460,911 shares of outstanding common stock at a price of $0.6564 per share. However, our board of directors determined that $0.50 was a fair price per share because it reflected an appropriate illiquidity discount in a thinly-traded public market, as well as the existence of outstanding derivative securities, including options, warrants and convertible preferred stock, that have the potential of diluting the per share value. In addition, the board had received a lower valuation for us from another potential institutional investor. The board believed that the FBR transaction provided us with the most viable opportunity of pursuing a long-term growth strategy and that FBR would be a valuable strategic partner with respect to the conduct of our business. None of the directors approving the transaction had a relationship with FBR prior to the transaction.

     In connection with FBR's investment in us, FBR received certain rights to cause us to register their common stock. In addition, the board was reconstituted at five members and four of the five former members of the board resigned. The reconstituted board consisted of Diane Dales, who was an incumbent director, and George L. McCabe, Jr. and Edward M. Wheeler, managing directors of FBR, with the remaining two vacancies to be filled in the future.

     The reconstituted board appointed Manuel Occiano as our chief executive officer on May 30, 2000 and approved the terms of his employment agreement, which is described on page 9, as well as the granting of options to him as described below. On January 26, 2001, the board appointed Mr. Occiano as a director, filling one of the two vacancies on the board. Mr. Occiano had previously served as our president and chief executive officer, as well as a director, until he resigned from these positions in December 1999.

     In connection with FBR's investment in us, the principal holders of our common stock, FBR (holding 68.6% of our voting securities) and Pacific Life (holding 10.5% of our voting securities), have entered into a voting agreement under which they agreed to appoint one director nominated by Pacific Life to the board and one director nominated by FBR to the board. FBR has the ability to elect the remaining directors to the board by virtue of its voting control of us. Diane Dales is the designee of Pacific Life. George L. McCabe, Jr. is the designee of FBR. Edward M. Wheeler was nominated by FBR and approved by Pacific Life.

     We received proceeds of $7,500,000 from the sale of our common stock to FBR. On August 14, 2000, we used approximately $6,300,000 of the proceeds plus $4.2 million in two-year convertible notes bearing interest at the rate of 8% to acquire all of the outstanding stock of Orange County Professional Services, Inc., or CPS, and its affiliated companies, and substantially all of the assets of InSource Medical Solutions, Inc., RBA Rem-Care, Inc. and Hospital Employee Labor Pool, which are accounts receivable management services or staffing outsourcing businesses. The value of the businesses acquired was determined using a formula based upon a multiple of earnings of those companies. There was no affiliation between FBR and the entities acquired and FBR did not receive any fee in connection with these acquisitions. We used the remainder of the proceeds from the FBR transaction, after transaction expenses, for working capital purposes. In connection with the CPS acquisition, our board of directors appointed CPS's co-owners, Russell Mohrmann and Robert Perez, as executive officers, as more fully described below.

                   OUTSTANDING SECURITIES AND VOTING RIGHTS

     As of the record date, there were issued and outstanding 21,526,909 shares of our common stock and 345,000 shares of our preferred stock, which shares are collectively referred to in this Information Statement as voting securities for the purpose of determining stockholders entitled to receive this Information Statement. The consenting stockholders held approximately 17,230,000 shares of our common stock and no shares of preferred stock, or approximately 79% of our issued and outstanding voting securities.

     Each holder of voting securities is entitled to one vote in person or by proxy for each share of voting securities in his or her name on our books, as of the record date, on any matter submitted to a vote of the stockholders.
However, under Nevada law, any action which may be taken at any stockholders' meeting may be taken by written consent of the requisite number of stockholders required to take such action. The election of directors requires the affirmative vote or written consent of a majority of our outstanding voting securities. On January 26, 2001, the consenting stockholders, who hold approximately 79% of our outstanding voting securities, consented to the election of directors as set forth herein. Therefore, we are not submitting the election of directors to a vote of the stockholders, we are not soliciting proxies and we will not hold a meeting on this matter.

                             ELECTION OF DIRECTORS

Information Concerning Nominees

     Our bylaws fix the number of directors of our board of directors at five. On January 26, 2001, our board of directors nominated the four persons listed below for election to the board, with the remaining vacancy to be filled in the future. All four nominees were incumbent directors. Each director will be elected to hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified.

     Each of the nominees has consented to be named in this Information Statement and has consented to serve as a director. However, should any nominee named in this Information Statement for the office of director become unable or unwilling to accept nomination or election, the board of directors may recommend and nominate another person in the place and stead of such person. Our board of directors has no reason to believe that any substitute nominee will be required.

     Diane W. Dales, 44, was elected to serve as a director in 1998. She has served as an assistant vice president at Pacific Life Insurance Company since January 1988 and is currently director, private placements, at Pacific Life. She is responsible for the origination and monitoring of private placement securities and credit analysis of investment grade public securities.

     George L. McCabe, Jr., 41, was elected to serve as our chairman of the board of directors on May 30, 2000. Mr. McCabe has served as a managing director of FBR Financial Fund II, L.P., or FBR, the holder of 69% of our voting securities, since 1986. He is responsible for the management of a private equity fund focused on the financial services industry.

     Edward M. Wheeler, 33, was elected to serve as a director on May 30, 2000. Mr. Wheeler has served as a managing director of FBR since 1989. He is responsible for the management of a private equity fund focused on the financial services industry.

     Manuel Occiano, 49, was elected to serve as a director on January 26, 2001. On May 30, 2000, our board of directors appointed Manuel Occiano as our chief executive officer. Mr. Occiano assumed management responsibility for the daily operations and reports directly to the board. Mr. Occiano succeeds John Hindman, who had been serving as the interim chief executive officer since December 22, 1999. Mr. Occiano previously served as our president and chief executive officer, as well as a director, from September 16, 1998 until he resigned from both positions in December 1999. Mr. Occiano served as executive vice president and chief operating officer of West Capital Financial Services, Corp., a division of SunAmerica Life from

July 1996 to September 1998. He spent 13 years with Arthur Andersen LLP as senior manager directing financial services and business consulting practices for the San Diego office.

Additional Executive Officers and Key Employees

     Gary Burdick, 47, became our chief operating officer in September 2000.
He had served as the Regional Vice President of Medaphis Corp. where he was instrumental in managing the integration of the operations, sales and service of the companies acquired in the western region.

     Russell Mohrmann, 62, was appointed as an executive vice president, as well as president of our recently acquired subsidiary, CPS, on August 14, 2000. He has been a co-owner and the president of CPS, which primarily provides collection services to healthcare clients, since 1974.

     Robert Perez, 38, was appointed as our senior vice president of sales and marketing on August 14, 2000. Prior to joining us, he was a co-owner and the Secretary/Treasurer of CPS, and was responsible for new business development. Prior to joining CPS, Mr. Perez owned and operated a firm which provided financial and reimbursement consulting services to the healthcare industry.

     On January 2, 2001, our board of directors appointed Frederick C. McGee, 54, as our chief financial officer and secretary. Mr. McGee succeeds
Kenneth Leighton, who had been serving as the secretary and interim chief financial officer since July 25, 2000. Prior to joining us, Mr. McGee served as chief financial officer of TeraGlobal Communications Corp. (one year), DAOU Systems, Inc., an IT Services company specializing in Healthcare (three years) and Infrasonics, Inc, a medical device manufacturing company (eight years), all NASDAQ traded corporations.

Board of Directors and Committees

     Our board of directors meets during our fiscal year to review significant developments affecting us and to act on matters requiring board approval. The board of directors met seven (7) times and acted by unanimous written consent three (3) times during the 2000 fiscal year. During that period, all members of the board participated in at least 75% of all board and applicable committee meetings.

     Our board of directors has established audit, executive, stock option and nominating and compensation committees to devote attention to specific subjects and to assist in the discharge of its responsibilities. The functions of those committees, their members and the number of meetings held during the 2000 fiscal year are described below.

     Audit Committee. The Audit Committee was established to recommend to our board of directors the appointment of the firm selected to be our independent public accountants and to monitor the performance of such firm; to review and approve the scope of the annual audit and quarterly reviews and evaluate with the independent public accountants our annual audit and annual financial statements; to review with management the status of internal accounting controls; to evaluate any problem areas having a potential financial impact on us which may be brought to our attention by management, the independent public accountants or the board of directors; and to evaluate all of our public financial reporting documents. The board of directors has not adopted a written charter for the Audit Committee. Mr. McCabe and Ms. Dales are presently the members of the Audit Committee, and both are independent. Mr. Graham Gill was a member until he resigned from his position as a director on May 30, 2000. The Audit Committee, which held one meeting during the fiscal year, has:

     . reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2000 with management;

     . discussed with Arthur Andersen LLP, our independent accountants, the matters required to be discussed by SAS 61;

     . received the written disclosures and the letter from the independent accountants required by Independence Standards Board No. 1, and has discussed with the independent accountants the independent accountants' independence and;

     . based on these reviews and discussions, recommended to our board of directors that the audited financial statements be included in our Annual Report in Form 10-KSB for the fiscal year ended September 30, 2000 for filing with the Securities and Exchange Commission.

Audit fees billed to us by Arthur Andersen LLP for review of our annual financial statements and the financial statements included in our quarterly reports on Form 10-QSB, for the fiscal year ended September 30, 2000, totaled $52,700. We did not engage Arthur Andersen LLP to provide advice regarding financial information systems design and implementation during 2000. Fees billed to us by Arthur Andersen LLP with respect to the fiscal year 2000 for all other non-audit services rendered to us, including tax related services, totaled $241,460. The Audit Committee has concluded that the provision of the other services including tax-related services by Arthur Andersen LLP is compatible with maintaining their independence.

     Executive Committee. The Executive Committee is empowered to act in lieu of the board of directors on any matter except that for which the board of directors has specifically reserved authority to itself and except for those matters specifically reserved to the full board of directors by law. Mr. McCabe and Ms. Dales are presently the members of the Executive Committee. Mr. Farrest Hayden and Mr. John Hindman were members of the Executive Committee until they resigned from their positions as directors on April 14, 2000 and May 30, 2000, respectively. The Executive Committee did not meet during the fiscal year, as all matters acted on during the fiscal year were acted upon by our board of directors.

     Stock Option Committee. The Stock Option Committee develops and administers incentive plans, including our 1995 Stock Option Plan. Mr. McCabe and Ms. Dales are presently the members of the Stock Option Committee. Mr. Hindman was a member of the Stock Option Committee until he resigned from his position as a director on May 30, 2000. The Stock Option Committee held one meeting during the fiscal year.

     Nominating and Compensation Committee. The Nominating and Compensation Committee was established to recommend and nominate qualified persons to serve as our independent directors and to determine the compensation of our executive officers and key employees. Mr. McCabe and Ms. Dales are presently the members of the Nominating and Compensation Committee. Mr. Gill was a member of this committee until he resigned from his position as a board member on May 30, 2000. The Nominating and Compensation Committee met one time during the fiscal year. The Nominating and Compensation Committee has not adopted procedures for the consideration of nominees recommended by security holders.

     We compensate independent directors at the rate of $4,000 per year for service on the board of directors, plus $500 per board meeting.

     The Consenting Stockholders

     Our stockholders, including three of our directors, representing voting rights equal to approximately 79% of the shares entitled to vote on the election of directors, have delivered written consents to the election of the above nominees as our directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified as set forth in this Information Statement.

     The names of these consenting stockholders and the number of shares of our voting securities such persons are entitled to vote on the election of directors are as follows:


                                                 Number of  Shares of Voting               Percentage of
                                                 Securities  Entitled to Vote as of        Voting Securities as of
Name                                             Record Date                               Record Date
---------------------------------------          -------------------------------------     -----------------------------------
Pacific Life Insurance Company (1)                            2,300,000                             68.6%
FBR Financial Fund II, L.P. (2)                              15,000,000                             10.5%
                                                --------------------------------------     -----------------------------
Total:                                                       17,300,000                             79.1%

_________________________


     (1) Ms. Diane W. Dales, our director, is a director, private placements, at Pacific Life Insurance Company. Pacific Life is the holder of our common stock .

     (2) Messrs. George L. McCabe and Edward M. Wheeler, our directors, are managing directors of FBR Financial Fund II, L.P. FBR is the holder of our common stock.

     These shares represent approximately 79% of our outstanding voting securities. Therefore, the proposals have been approved by written consent of the consenting stockholders and will take effect 20 days after this Information Statement is sent to our stockholders.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the annual and long-term cash and non-cash compensation paid by us for services rendered in all capacities during the fiscal years ended September 30, 2000, 1999 and 1998 to those persons who were, as of September 30, 2000, our chief executive officer and our other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended September 30, 2000:

DRAFT - FOR INTERNAL REVIEW ONLY

                                                                                        Long-Term Compensation
                                       Annual Compensation                              Awards               Payout
Name and Principal           Fiscal    Salary ($)  Bonus ($)  Other ($)  Restricted     Options/           LTIP         All Other
 Position                     Year                                       Stock          SARs (#)           Payout ($)   Compen-
                                                                         Award(s)($)                                    sation
                                                                                                                        ($)(1)
------------------------------------------------------------------------------------------------------------------------------------
Manuel Occiano, (2)          2000      135,799     -0-        -0-        -0-                692,308            -0-         -0-
chief executive              1999      180,000     -0-        -0-        -0-                -0-                -0-         -0-
officer and president        1998        7,500     -0-        -0-        -0-                300,000            -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------
John C. Hindman, (3)         2000       64,904     89,783     -0-        -0-                100,000            -0-         -0-
former chief financial       1999      125,000     -0-        -0-        -0-                -0-                -0-         -0-
officer and interim          1998        8,996     -0-        -0-        -0-                100,000            -0-         -0-
chief executive officer
------------------------------------------------------------------------------------------------------------------------------------
Daniel R. Eder,              2000      117,138     -0-        -0-        -0-                50,000             -0-         -0-
former chief operating       1999      115,000     -0-        -0-        -0-                -0-                -0-         -0-
officer                      1998      127,023     -0-        -0-        -0-                50,000             -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------
Kenneth Leighton,            2000      108,782     -0-        -0-        -0-                50,000             -0-         -0-
chief information            1999       -0-        -0-        -0-        -0-                -0-                -0-         -0-
officer                      1998       -0-        -0-        -0-        -0-                -0-                -0-         -0-
------------------------------------------------------------------------------------------------------------------------------------

   (1) The remuneration described in the table does not include the cost to us of benefits furnished to the named executive officers, including premiums for health insurance and other personal benefits provided to such individuals in connection with their employment. The value of such benefits cannot be precisely determined; however, the named executive officers did not receive other compensation in excess of the lesser of $50,000 or 10% of such officers' cash compensation.

   (2) Mr. Occiano began his employment with us on September 16, 1998 under a three-year contract. He resigned his positions as director, president and chief executive officer on December 22, 1999. Our board of directors reappointed him as our chief executive officer on May 30, 2000. See "Employment Agreements" below.

   (3) Mr. Hindman began his employment with us on September 1, 1998 under a three-year contract. On December 22, 1999, he was appointed as interim chief executive officer and elected as a director. He resigned these positions on May 30, 2000. See "Employment Agreements" below.

Stock Options Granted in Fiscal 2000

   The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended September 30, 2000 to the persons named in the Summary Compensation Table and to our directors.

DRAFT - FOR INTERNAL REVIEW ONLY

                                                          INDIVIDUAL GRANTS                            POTENTIAL REALIZED VALUE
                                             ------------------------------------------                    AT ASSUMED ANNUAL
                                              NUMBER OF     % OF TOTAL                                   RATES OF STOCK PRICE
                                             SECURITIES       OPTIONS         EXERCISE                  APPRECIATION FOR OPTION
                                             UNDERLYING      GRANTED TO        OR BASE                          TERM (1)
                                               OPTIONS      EMPLOYEES IN        PRICE     EXPIRATION   ------------------------
                                               GRANTED      FISCAL YEAR      ($/SH) (2)      DATE          5%            10%
                                             ----------     -----------      ----------   ----------   ----------    ----------
Manuel Occiano....................              692,308(3)       100%         $0.500      05/29/10        214,615      553,846
John Hindman......................              100,000(4)       100%         $0.625      06/02/09         39,500       99,500
Daniel R. Eder....................              100,000(5)        50%         $0.625      02/01/10         39,500       99,500
Kenneth Leighton..................               50,000(2)       100%         $0.500      07/25/10         15,500       40,000
Farrest Hayden....................              100,000(4)       100%         $0.6875     02/01/10         43,250      109,250
Lacayo Family Trust...............              100,000(4)(6)    100%         $0.6875     02/01/10         43,250      109,250
Graham Gill.......................               25,000(4)       100%         $0.625      02/01/10          9,875       24,875
Pacific Life Insurance Company....               10,000(4)(7)    100%         $0.6875     02/01/10          4,325       10,925

(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock, overall market conditions and, in some cases, the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2)  All options were granted at or above market value on the date of grant.

(3) Options were granted under our 1995 Stock Option Plan. 138,461 of the shares subject to the options are fully vested and 552,847 of the shares vest over a three-year period from the date of grant Those options vesting over a three-year period vest at the rate of one-third on the first, second and third anniversary of the date of grant.

(4)  Options were granted under our 1995 Stock Option Plan and are fully vested.

(5) Options were granted under our 1995 Stock Option Plan. 70,000 of the shares subject to the options are fully vested and 30,000 of the shares vest in increments of 10,000 on February 1, 2001, August 1, 2001 and February 1, 2002.

(6) Mr. Otto Lacayo, a trustee for the Lacayo Family Trust, was a director until he resigned on May 30, 2000.

(7) Ms. Diane W. Dales, is a director. She is a director, private placements, at Pacific Life Insurance Company.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

     In connection with FBR's investment in us in May 2000, more fully described in "Certain Relationships and Related Transactions" above, Mr. Manuel Occiano was reappointed our chief executive officer on May 30, 2000 under an employment agreement expiring on May 30, 2003 that is renewable for one-year periods. He will receive a base salary of $250,000. He was granted options to purchase 692,308 shares of our common stock exercisable at $0.50 per share, 138,461 of which are immediately vested. The balance of the options vest at the rate of one-third on the first, second and third anniversary of the date of grant. If we terminate his employment without cause or if he resigns within 60 days after he is removed from his position by us, he is forced to relocate more than 100 miles from the site of his present employment or we reduce his salary, he will continue to receive his base salary for 180 days after such termination and all unvested options will immediately become vested. Mr. Occiano had previously served as our president and chief executive officer and as a director from September 16, 1998 until December 22, 1999 when he resigned his positions. The 300,000 options that he had been granted in 1998 expired 90 days after Mr. Occiano's resignation. His employment as president and chief executive officer at that time was subject to a three-year employment agreement at a base salary of $180,000 per year. His base salary was subject to an increase of up to 20% each year if he met certain performance criteria as mutually agreed to with the Compensation Committee of the board of directors. He was eligible to participate in the management bonus pool to be established by the board of directors and was entitled, during 1999 only, to quarterly advances of $22,500 to be credited against the management bonus when earned.

     Mr. John C. Hindman served as chief financial officer under a three-year agreement expiring August 31, 2001. On December 22, 1999, our board of directors appointed him to serve as a director and interim chief executive officer as well as continuing as chief financial officer. Mr. Hindman resigned these positions on May 30, 2000. During fiscal year 2000, Mr. Hindman received a base salary of $125,000 per year. Mr. Hindman owed us $50,000 under a promissory note dated September 4, 1998 whereby he used the $50,000 to purchase 33,000 shares of our common stock on the open market. In February 2000, we agreed to purchase the 33,000 shares from him in exchange for cancellation of the $50,000 note. Mr. Hindman held options to purchase 100,000 shares of our common stock at an exercise price of $1.3125 per share. In February 2000 Mr. Hindman gave up all rights to these options in exchange for fully vested options to purchase 100,000 shares of our common stock at an exercise price of $0.625 per share. In connection with the FBR investment, Mr. Hindman also received a one-time lump sum bonus of $62,500 and a bonus of $27,282.16, which represented a bonus of $10,417 per month for every month of service that he completed subsequent to the closing of the FBR transaction.

     In connection with our acquisition of CPS, Mr. Russell Mohrmann was appointed as a senior vice president as well as president of our subsidiary, CPS, on August 14, 2000 under an employment agreement expiring on July 31, 2003 that is renewable for one-year periods. He will receive a base salary of $200,000. If we terminate his employment, with or without cause, he will continue to receive his base salary for 90 days after we provide him with notice of such termination.

     In connection with our acquisition of CPS, Mr. Robert Perez was appointed as vice president, sales and marketing, on August 14, 2000 under an employment agreement expiring on

July 31, 2003 that is renewable for one-year periods. He will receive a base salary of $175,000. If we terminate his employment without cause, or if he resigns within 60 days after he is removed from his position by us, he is forced to relocate more than 100 miles from the site of his present employment or we reduce his salary, he will continue to receive his base salary for 180 days after such termination or resignation.

                         SECURITY OWNERSHIP OF CERTAIN

                       BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners and Management

     The following tables set forth information, as of September 30, 2000, concerning shares of our voting securities beneficially owned by (i) each stockholder known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities, (ii) each of our directors and our executive officers, and (iii) all of our directors and executive officers as a group. Unless otherwise indicated, each person listed has sole voting and investment power over the shares beneficially owned by him or her.

                     Name and Address                        Amount and Nature of          Percent
Title of Class       of Beneficial Owner                     Beneficial Ownership(1)       of Class
-----------------    -----------------------------------     -----------------------       --------
common stock         FBR Financial Fund II, L.P. (2)          15,000,000                      69.7%
                     Potomac Tower
                     1001 Nineteenth Street North
                     Arlington, VA  22209

common stock         Pacific Life Insurance Company (3)        2,310,000                      10.7%
                     700 Newport Center Drive
                     Newport Beach, CA 92660

common stock         Farrest Hayden (4)                          980,109                       4.1%
preferred stock      5400 Orange Ave., Suite 200                 121,088                      35.1%
                     Cypress, CA 92026

common stock         Lacayo Family Trust (5)                     772,048                       3.1%
preferred stock      5400 Orange Ave., Suite 200                 117,060                      33.9%
                     Cypress, CA 92026

common stock         Euro-American Productions, Ltd. (6)         375,900                       1.7%

common stock         The Belgravia Fund, Ltd (6)                  73,400                        *

common stock         Manuel Occiano (7)                          204,461                        *

common stock         John C. Hindman (8)                         100,000

common stock         Daniel Eder (9)                              84,800                        *

common stock         Diane W. Dales (10)                       2,310,000

common stock         George L. McCabe, Jr. (11)               15,000,000

common stock         Edward M. Wheeler (12)                   15,000,000

common stock         Russell Mohrmann (13)                    $2,278,500

common stock         Robert Perez (14)                        $1,225,000

all directors

and officers         Common stock                     17,599,261         80.9%
as a group           Preferred stock                           0
(5 persons)

____________________
          (1) Beneficial ownership is determined in accordance with the applicable rules under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership deemed outstanding of any other person. Percentage of ownership is based on 21,526,909 shares of common stock and 345,000 shares of preferred stock.

          (2) Messrs. George L. McCabe, Jr. and Edward C. Wheeler, our directors, are managing directors of FBR Financial Fund II, L.P.

          (3) Ms. Diane W. Dales, our director, is a director, private placements at Pacific Life Insurance Company. Includes 10,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

          (4) Mr. Farrest Hayden was a director until he resigned in April, 2000. Includes 100,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

          (5) Mr. Otto J. Lacayo, a trustee for the Lacayo Family Trust, was a director until he resigned on May 30, 2000. Includes 100,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options

          (6) Mr. Graham E. Gill, is the president of Euro-American Production, Ltd and the Belgravia Fund, Ltd., was a director until he resigned in May, 2000. Includes 25,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

          (7) Mr. Manuel Occiano is a director and our chief executive officer. Includes 138,461 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options

          (8) Mr. John C. Hindman was chief financial officer, interim chief executive officer and a director until he resigned on May 30, 2000. Includes 100,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

          (9) Mr. Eder was chief operating officer. Includes 80,0000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options.

          (10) Includes 2,300,000 shares of common stock held by Pacific Life Insurance Company Includes 10,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of options held by Pacific Life. Ms. Dales, our director, is a director, private placements, of Pacific Life Insurance Company, and may be deemed to have voting or investment control with respect to these shares. Ms. Dales disclaims beneficial ownership with respect to these shares.

          (11) Includes 15,000,000 shares of common stock held by FBR Financial Fund II, L.P. Mr. McCabe, our director, is a managing director of FBR, and may be deemed to have voting or investment control with respect to these shares. Mr. McCabe disclaims beneficial ownership with respect to these shares.

          (12) Includes 15,000,000 shares of common stock held by FBR Financial Fund II, L.P. Mr. Wheeler, our director, is a managing director of FBR, and may be deemed to have voting or investment control with respect to these shares. Mr. Wheeler disclaims beneficial ownership with respect to these shares.

          (13) Mr. Russell Mohrmann is an executive vice president and president of our subsidiary, CPS. Includes 3,255,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of convertible notes held by himself, Hospital Employee Labor Pool, Insource Medical Solutions, and RBA REM-CARE.

          (14) Mr. Robert Perez is senior vice president of sales and marketing. Includes 1,750,000 shares of common stock that can be acquired within 60 days of the date of this Information Statement upon the exercise of a convertible note held by himself.

*Represents less than 1% of the class of shares

                                 ANNUAL REPORT

     A COPY OUR ANNUAL REPORT ON FORM 10-KSB AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND NOTES THERETO, IS BEING MAILED TO EACH STOCKHOLDER TOGETHER WITH THIS INFORMATION STATEMENT. ADDITIONAL COPIES OF THE ANNUAL REPORT MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITING TO US AT OUR ADDRESS SET FORTH ON THE COVER OF THIS INFORMATION STATEMENT.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the fiscal year ended September 30, 2000, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year, except that Form 3, Initial Statement of Beneficial Ownership, and Form 5, Annual Statement of Changes in Beneficial Ownership, for Mr. Manuel Occiano were not timely filed.

                                OTHER BUSINESS

     No further business was transacted by written consent to corporate action in lieu of a meeting of stockholders to which this Information Statement pertains.

                        COSTS OF INFORMATION STATEMENT

     This Information Statement has been prepared by us and our board of directors, and we will bear the costs of distributing this Information Statement to our stockholders, including the expense of preparing, assembling, printing, and mailing this Information Statement and attached materials. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses, and other custodians, nominee and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to our stockholders. We may pay for and use the services of other individuals or companies not regularly employed by us in connection with the distribution of this Information Statement if our board of directors determines that this is advisable.

                                        By the order of the Board of Directors,

                                        /s/ George L. McCabe, Jr.
                                        ----------------------------
                                        George L. McCabe, Jr.
                                        Chairman of the Board
Cypress, California
January 26, 2001